Exhibit 99.1

For Immediate Release

MEET Investor Contact: MKR Group Inc. Todd Kehrli meet@mkr-group.com

MeetMe Announces Closing of Skout Acquisition and Preliminary Revenue Results

NEW HOPE, Pa., October 4, 2016 – MeetMe, Inc. (NASDAQ: MEET), a public market leader for social discovery, today announced that it has completed its acquisition of Skout, Inc., a leading global mobile network for meeting new people. MeetMe expects the acquisition, which closed on October 3, 2016, to significantly increase both the size of its user base and its total revenue, allowing for greater monetization, strong operating leverage and increased profitability. Skout’s revenue for its third quarter ended September 30, 2016 is expected to be approximately $6.6 million and its trailing twelve months’ revenue as of September 30, 2016 is expected to be approximately $26 million.

MeetMe also announced preliminary revenue results for its third quarter of 2016, ended September 30, 2016. For the third quarter MeetMe expects its standalone revenue to be approximately $17.2 million, which is within the company’s previously provided guidance range and represents growth of approximately 20% year over year.

Geoff Cook, CEO of MeetMe, said, “With the completion of this acquisition, we have brought together two of the largest mobile apps for meeting and chatting with new people, which combined have more than eight million monthly active users and boast one of the largest mobile user bases of the coveted millennial generation. As we continue to capitalize on the increase in ad dollars being spent on mobile advertising, we believe we are well positioned with our significantly increased scale to deliver greater monetization and increased profitability.”

In connection with the Skout acquisition, MeetMe granted stock options to purchase an aggregate of up to 355,000 shares of its common stock to 25 former Skout employees as an inducement material to becoming non-executive employees of MeetMe at the closing. Each option has a ten-year term, a three-year vesting period, subject to continued employment, and an exercise price of $6.12 per share, the closing price per share of MeetMe’s common stock on the grant date. The grants were made under the Company’s 2016 Inducement Omnibus Incentive Plan, which was adopted by the Board effective October 3, 2016 in accordance with NASDAQ Listing Rule 5635(c)(4).

About MeetMe

MeetMe® is a leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 90 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish, Korean, Hindi, Bengali and Vietnamese. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including whether the Skout acquisition will significantly increase the size of MeetMe’s user base and total revenue, allowing for greater monetization, strong operating leverage and increased profitability, whether Skout’s revenue for its third quarter ended September 30, 2016 will be approximately $6.6 million, whether Skout’s trailing twelve months’ revenue as of September 30, 2016 will be approximately $26 million, whether our standalone revenue for the quarter ended September 30, 2016 will be approximately $17.2 million, whether an increasing amount of money will continue to be spent on mobile advertising and whether we will continue to capitalize on that increase, and whether we will be well positioned with our significantly increased scale to deliver greater monetization and increased profitability. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about the proposed acquisition and future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include Skout shareholder approval of the proposed acquisition or that other conditions to the closing of the acquisition may not be satisfied, the potential impact on the business of MeetMe or Skout due to the announcement of the acquisition, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the risk that the expected benefits and synergies of the acquisition are not achieved and general economic conditions. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2015, the Form 10-Q for the quarter ended June 30, 2016, and the Form 8-K filed on October 4, 2016. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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